WESTERN STANDARD
ENERGY CORP.

28 November 2007

Philip Ware, President
Coastal Petroleum Company
P.O. Box 609
Apalachicola, FL 32329

Dear Mr. Ware,

Re: Completion Work on the Federal 1-19 near Opheim, MT

As discussed with Mr. Angerer, Western Standard agrees to a delay in completion operations expected to re-commence in May of 2008. With regards to use of the $69,119.38, which was paid by us to you on November 19, 2007, we agree to the following:

1. $29,119.38 of the $69,119.38 to be used for rentals and other costs associated with the delay in well completion on Federal 1-19. We both agree that it makes practical sense for us to delay completion to the spring of 2008, given that if completion is successful, and should we exercise the option to drill the first step out well, we would be able to move the rig used for completion and drill the step out well shortly thereafter. As previously demonstrated through the payment made on November 19, 2007, Western Standard will stand by its commitment to fund the well completion costs to $65,000 at such time that we receive a firm date and drilling permit, but will remit funds no later than April 30, 2008.
2. The remainder, exactly $40,000, is to be used for the acquisition of two high graded Lodgepole reef prospects in ND on an 80/20 basis. We very much look forward to receiving the data on the two prospects discussed, and would be grateful if you would supply the Memorandum of Understanding (MOU) by Friday of this week and the lease assignments and farmout agreement within 14 days, which should be in consideration of funds already received.
3. Western Standard will commit to purchasing two additional high graded Lodgepole reef prospects for a total of $40,000 during February-March of 2008, but no later than March 15, 2007, subject to acceptance of a Farmout Agreement.

Please indicate your agreement to the above by way of your acceptance below, and by return fax to (701) 577-4003 by 5:00pm on Friday the 30th of November.

Sincerely Yours,
WESTERN STANDARD ENERGY CORP.

Dan Bauer
President & CEO

Agreed and Accepted:
For Coastal Petroleum Co.

Phillip W. Ware